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                                                                 Exhibit (a)(17)


                    NOTICE OF EXPIRATION OF OFFER TO EXCHANGE

Date:         Wednesday, August 29, 2001

To:           Option Holders
Subject:      Expiration of Offer to Exchange

         The Transaction Systems Architects, Inc. offer to eligible employees and eligible directors to exchange certain outstanding options has now expired.

         Results of the offer and personalized confirmations of options that have been validly tendered and cancelled will be sent to you as soon as practicable.